CREDIT FACILITY
USD 15.000.000

LOAN AGREEMENT

Between

Umami Sustainable Seafood Inc.
as Borrower

and

Atlantis Group hf.
as Lender

CONTENTS

Clause		Page

1	DEFINITIONS AND INTERPRETATION	2
2	THE FACILITY	4
3	Purpose	5
4	Conditions of Utilisation	5
5	Utilisation – (Draw down request)	6
6	Repayment	7
7	Prepayment	7
8	Interest	8
9	Interest Periods	9
10	TAXES	9
11	Increased costs	10
12	Other indemnities	10
13	Mitigation by the Lender	11
14	Costs and expenses	11
15	Guarantee and indemnity	11
16	Representations AND WARRANTIES	12
17	Information undertakings	13
18	NEGATIVE undertakings	15
19	Events of Default	18
20	ASSIGNMENTS AND SUBSTITUTION	20
21	Changes to the Borrower	20
22	Conduct of business by the Lender	21
23	Payment mechanics	21
24	Set-off	22
25	Notices	22
26	Calculations and certificates	23
27	Partial invalidity	23
28	Remedies and waivers	23
29	Counterparts	23
30	Governing law	24
31	Enforcement	24
SCHEDULE 1		26
SCHEDULE 2		30
SCHEDULE 3		31

WHERERAS The Lender has agreed to extend the Borrower a line of credit in the form of this Credit facility in the maximum amount of USD 15,000,000 under the terms and conditions set forth herein the Parties agree as follows:

THIS AGREEMENT is effective as of June 30, 2010 and made between:

(1)	Umami Sustainable Seafood Inc. ( the “Borrower” or “Umami” ); and

(2)	Atlantis Group hf. a company formed under the laws of the republic of Iceland, registration no. 700805-1580, registered address at Stórhofda 15, 110 Reykjavik, Iceland (the "Lender").

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement the following words and expressions, except where the context otherwise requires, shall have the following meaning:

“Acquisition Target“ means the US and Mexican firm Oceanic Enterprises and Baja Aqua Farms S.A. de C.V.  on which the Lender has for the benefit of the Borrower signed a LOI on terms and conditions for acquisition.

"AG" means Atlantis Group hf.

“Available Facility” means USD 15,000,000 minus the amount corresponding to the drawdown of the Facility with accrued interests and costs.

"Availability Period"   means the period from and including the date of this Agreement to and including December 31, 2010.

"Business Day" means a day on which banks are open in Reykjavik and in relation to other currencies, the Relevant Interbank Market.

“Charging Companies” means Umami, Kali Tuna, Kali Tuna Trogvina, R.O.H.U, MB Lubin,   and  other entities submitting security for this agreement

“Closing” means the signing date of this Agreement.

"Default" means any Event of Default or any Potential Event of Default.

"Encumbrance" means any mortgage pledge, lien, hypothecation, charge, assignment or deposit by way of security or any other arrangement having the effect of providing or giving security or preferential ranking to a creditor (including set off, title retention arrangements which do not arise in the ordinary course of trade, defeasance or reciprocal fee arrangements).

"Environmental Permits" means all permits, licenses, consents, approvals, certificates, specifications, registrations and other authorizations and the filing of all notifications, reports, improvement programmes and assessments required under any Environmental Laws for the operation of the business of any of the Group Companies or the occupation or use of  any property in which any Group Company conducts any activity or otherwise has an interest in.

"Event of Default" means any event or circumstance specified as such in Clause 19 (Events of Default).

"Facility" means the term loan facility in an aggregate amount of USD 15.000.000.00 made available under this Agreement as described in Clause 2 (The Facility) to the extent not cancelled, reduced or transferred under this Agreement.

“Facility A” means the term loan facility made available under this Agreement for up to USD 9,900,000 as described in paragraph (a) of Clause 2 (he Facility).

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility B” means the term loan facility made available under this Agreement for up to USD 5,100,000 as described in paragraph (b) of Clause 2 (The Facility) the utilization of Facility B being subject to acquisition of the Acquisition Target

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

"Final Repayment Date" means December 31, 2010

"Finance Documents" means this Agreement and the Security Documents and any other document so designated by the Lender and the Borrower.

"Group" means the Borrower and each of its subsidiaries (and the subsidiaries of such subsidiaries), whether wholly or partly owned and "Group Company" means any of them.

"Interest Payment Date" means in relation to amounts borrowed under this Agreement, the last day of each Interest Period.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Material Adverse Effect” means an event or circumstance which (when taken alone or together with any previous event or circumstance) is or could be expected in the reasonable opinion of the Lender to be materially adverse to the assets, business, trading prospects or financial or trading position or condition of the Group take as a whole.

"Material Contracts" means, at any time, any agreement to which a Group Company is a party which is of such importance to any member of the Group that the loss of the benefit of that agreement for the Group taking into account commercial circumstances prevailing at that time and taking into account any available alternatives or replacements would have or be reasonably likely to have a Material Adverse Effect.

"Note" means the debenture in the Form of Schedule [3] (Form of Note).

"Obligor" means a Borrower

"Party" means a party to this Agreement.

"Parent" means the Borrower as defined in the preamble of this Agreement.

"Potential Event of Default" means anything which, with the giving of notice, the lapse of time, any determination of materiality, the satisfaction of any applicable condition, or any combination of them is likely, in the reasonable opinion of the Lender, to be in accordance with Clause 19 (Events of Default), an Event of Default.

"Reference Banks" means Kaupthing banki hf., and Landsbanki hf. or such other banks as may be appointed by the Lender in consultation with the Borrower.

"Security Documents" means the security documents granted to the Lender as to grant him security for repayment of the loan granted under the Credit Facility Agreement.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including a penalty or interest payable in connection with any failure to pay or delay in paying any of the same) and “Taxes” shall be construed accordingly.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under this Agreement.

"Utilisation" means an utilisation of the Facility.

"Utilisation Date" means the date of an Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 2 (Utilisation Requests). – Also referred to as “drawdown request”

1.2	Construction

(a)	A provision of law is a reference to that provision as amended or re-enacted;
(b)	A clause on a Schedule is a reference to a clause or a schedule to this Agreement unless expressly set forth otherwise;
(c)	A reference to a person or entity includes its permitted successors, transferees and assigns;
(d)	Words importing the singular shall include the plural and vice versa.

2	THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower an USD term loan facility in an aggregate amount of USD 15.000.000.00.   Drawdown on this facility is subject to terms defined in this Agreement.  The Facility is split up in two sub facilities;

(a)	a loan facility in the aggregate amount of USD 9,900,000, nine million and nine hundred USD (the "Term A Loan Facility" and a term loan facility in the aggregate amount of up to USD 5,100,000, five million and one hundred thousand USD (the "Term B Loan Facility"),.

3	PURPOSE

The amounts borrowed under this Agreement shall be applied to satisfy the Borrowers needs for funds to finance operations of any Group Company as regards loan granted under Term A Loan Facility and to finance the Borrowers acquisition of 1/3 of the shares of the Target Company as regards loans granted under Term B Loan Facility.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

a)
The Borrower acknowledges that this Credit Facility is extended to him by the Lender on the basis of current relations between the parties, i.e. that the Lender is holding more than 50% of the shares of the Borrower and is further handling the sale of his products according to a separate Agreement thereof.

b)	It is understood by the parties that the Borrower is to seek a full financing of his operation and investments with other means than by a line of credit extended by Lender.
c)	The Borrower may not deliver an Utilisation Request unless the Lender has received or waived its right to receive
(i)	Security in the form of pledge of biomass, shares in the Borrowers subsidiaries or of fixed assets, all subject to acceptance by the Lender.
(ii)	Weekly cash flow or monthly statement for the Borrower for all of his Tuna farming operations.
(iii)	Monthly estimate of inventory
(iv)	Update on new debts or encumbrances of the Borrower in the aggregated sum of USD one million, entered into after the date of signing of this Agreement.

4.2	Further conditions precedent

The Lender will only be obliged to make a Loan available to the Borrower if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	each representation in Clause 16 (Representations and Warranties) is true and accurate or has been waived by the Lender; and
(b)	no Default is Continuing or would result from the proposed Loan.

4.3	Conditions Subsequent

(a)
If any of the condition precedent items referred to in Art. 4.1.c are expressly waived by the Lender, such conditions shall become conditions subsequent under this clause 4.3 and the Borrower will within 2 months deliver to the Lender in form and substance satisfactory to the Lender such documents.

4.4.	Lenders Acknowledgement.

The Lender confirms that it has received a cash flow statement from the Lender showing the need for 7.3 million USD financing for the current operation and 7.7 million USD to facilitate the intended acquisition of the Target Companies.  The Lender is also fully informed on all financial issues regarding the current operation at Kali Tuna.  He is therefore until further notice  not calling for any additional information under Clause 4.1 as a condition for utilization acceptance of utilization requests.  The Borrower grants the Lender full access to all financial information the Lender may require and commits itself to maintain the same processes on accounting and reporting as of now in Kali Tuna.

5	UTILISATION – (DRAW DOWN REQUEST)

5.1	Delivery and process of an Utilisation Request

(a)
The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request in the format provided for as Schedule 3.  Such request shall be submitted to the Lender no less than 10 banking days prior to the requested payout date.

(b)
The Lender retains his undisputable right to decide whether he regards the conditions for a utilisation request is met and is not to be held liable in any way, should he decide to decline such an request.

(c)	In case the Lender declines to facilitate a utilisation request, he shall give a notice thereof to the Borrower no later than 24 hours prior to the requested date of execution.

5.2	Completion of an Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).
(iv)	unless the payment instruction is given to a bank account held by the Lender.

5.3	Currency and amount

	(a)	The currency specified in a Utilisation Request must be USD.
	(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility.
5.4	Note

The Borrower acknowledges that:

(a)	the Note is intended to evidence its indebtedness under this Agreement;
(b)
the Note is issued subject to the terms of this Agreement which will in all circumstances override any provision of the Note which is inconsistent with any provision of this Agreement (as the case may be);

(c)	all payments under this Agreement (whether of principal, interest or otherwise) will be taken to be payments under the Note;
(d)	the Note signed by the Borrower shall be deemed to have been issued by and on behalf of the Borrower from time to time;
(e)	upon the making of the first Loan to the Borrower under this Agreement, the Lender shall be entitled to the Note in accordance with this Agreement.

Upon payment in full of all amounts outstanding under the Facilities and those Facilities having been cancelled in full the Lender shall promptly return the Note to the Borrower.

5.5	Utilisation Request

(a)
The first Utilisation Request by the Borrower shall be accompanied by a Note corresponding to the initial amount of Loan requested under facility A.  If the Borrower fails to complete the Note then it irrevocably authorises the Lender to complete and sign a Note in the appropriate amount on its behalf.

(b)	If, for any reason, a Utilisation is not made following the receipt by the Lender of a Utilisation Request, the Lender shall return the Note to the Borrower as soon as reasonably practicable.
(c)
Notes for additional draw downs shall be issued pursuant Clause 5.4.  Note corresponding to loan granted under Facility B shall be issued on the date of signing of the Debt Assumption Agreement to be entered into on as a integrated part of the Borrower’s  Acquisition of  Target Company

6	REPAYMENT

6.1	Repayment of Loans

(a)	This Loan Facility Agreement is valid until December 31, 2010 which is the final repayment day.
(b)
The Borrower commits himself to utilise any cash that it will raise after the signing of this agreement, may it be by borrowing or from the proceeds from sale of shares of the Borrower under the terms of the offering, to pay the outstanding debt under this Credit facility to the Lender.

(c)	For the avoidance of doubt, any amounts then outstanding under the terms of this Agreement shall be repaid on the Final Repayment Date.

6.2	Re-borrowing

The Lender retains the right up on his sole discretion at the request of the Borrower to extent the validity of this Credit Facility Loan Agreement and to extend credit to the Borrower under the terms of such an extended Agreement.

7	PREPAYMENT

7.1	Illegality

If it becomes unlawful in any relevant jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event whereupon the Facility will be immediately cancelled; and
(b)
the Borrower shall repay the Loans on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) together with accrued interest to the date of actual payment and all other sums due to it.

7.2	Change of control – asset sale - listing

(a)	If any person or group of persons acting in concert gains control over the Borrower or if all or any material part of the business or assets of a Group company are disposed of in a trade sale;

(i)	the Borrower shall promptly notify the Lender upon becoming aware of that event;

(ii) the Lender shall not be obliged to fund an Utilisation; and
(iii)
the Lender may, by not less than 2 days prior notice to the Borrower, cancel the Facility and declare all outstanding Loans, together with accrued interest, immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of sub-clause (a) above "control" means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
1	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of a Group Company; or
2	appoint or remove all, or the majority, of the directors or other equivalent officers of a Group Company; or
3	give directions with respect to the operating and financial policies of the Group Company, which the directors or other equivalent officers of a Group Company are obliged to comply with; or
(ii)
the holding of more than one-half of the issued share capital of a Group Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(iii)
For the purpose of sub-clause (a) above "acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in a Group Company, to obtain or consolidate control of a Group Company.

7.3	Voluntary prepayment of Loans

(a)	The Borrower may prepay all or only part of the Loan on any Business Day if:
(i)	it has given to the Lender not less than 2 Business Days' irrevocable notice of the date of the prepayment; and
(ii)	it pays the Break Costs and all appropriate breakage cost under Clause 12.1 (Miscellaneous indemnities); and
(iii)	the amount prepaid is at least USD 50,000 and, if greater, an integral multiple of USD 50,000.

(b)	Any prepayment shall be made with accrued interest on the amount prepaid and any other sums then due and payable to the Lender under this Agreement.

(c)	A notice of prepayment once given is irrevocable and the Borrower shall be bound, to the extent this Agreement permits, to prepay in accordance with that notice.

7.4	Restrictions

The Borrower may not repay or prepay all or part of a Loan except as provided in this Agreement.

8	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is 1% pr. month.

8.2	Payment of interest

The Borrower shall accrued interest on each Loan under this Agreement and under the Note on each Interest Payment Date.  The Borrower may elect to fund the interest by borrowing against the line of credit if there are remaining amounts left to borrow under the note, up to the amount remaining.  For the avoidance of doubt, interest and default interest shall only be payable once, and any payment shall be deemed to be under the Note and such payment shall also discharge such corresponding obligation under this Agreement, provided that if interest and default interest is not capable of being paid under the Note, such obligation shall remain and subsist under this Agreement.

8.3	Default interest

In the event an Obligor fails to pay any principal, interest or any other amount due and payable hereunder, the Obligor shall pay interest (“Default Interest”) on such amount from the due date until payment is received by the Lender at the rate of 5% (five per cent) per annum above the interest rate in accordance with clause 8.1. The Default Interest will be compounded at the end of a funding period the length of which will be determined by the Lender at its sole discretion.  For the avoidance of doubt, interest and default interest shall only be payable once, and any payment shall be deemed to be under the Note and such payment shall also discharge such corresponding obligation under this Agreement, provided that if interest and default interest is not capable of being paid under the Note, such obligation shall remain and subsist under this Agreement.

9	INTEREST PERIODS

9.1	Interest Periods

(a)	Each Interest Period (except the first one) shall be of one month duration.
(b)	The first Interest Period shall commence on the date the Utilization Date Loan and end on the last day of each month.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	TAXES

All payments to be made by the Borrower hereunder shall be made:

(a)	without set-off or counterclaim; and
(b)	free and clear of and without deduction for or on account of any taxes unless the Borrower are compelled by law to make payment subject to such taxes.

All taxes in respect of this Agreement shall be paid by the Borrower when due and in any event prior to the date on which penalties attach thereto and the Borrower will forward to the Lender official tax receipts evidencing payment of such taxes within 30 days of payment being due for such. The Borrower will indemnify the Lender in respect of all such Taxes.

In addition, if any taxes or amounts in respect thereof must be deducted from any amounts payable or paid by the Borrower hereunder, the Borrower shall pay such additional amounts as may be necessary to ensure that the Lender receives a net amount equal to the full amount which it would have received on the due date had payment not been made subject to such taxes.

11	INCREASED COSTS

11.1	Increased Costs

(a)
Subject to Clause 11.3 (Exceptions), the Borrower shall within three Business Days of a demand by the Lender, pay the Lender the amount of any reasonable increased cost incurred by it or any of its affiliated entities as a result of:

(i)
the introduction of or any change in (or in the interpretation or application of) any law or regulation with which it is customary for, or expected of, banks generally (operating in the Relevant Interbank Market) to comply; or

(ii)	compliance with any law or regulation made after the date of this Agreement;

and which is generally borne by other borrowers of the Lender.

11.2	Increased Cost claims

If the Lender intends to make a claim pursuant to Clause 11.1 (Increased costs), the Lender shall promptly notify the Borrowers.

11.3	Exceptions

Clause 1.1.1 (Increased costs) does not apply to the extent any Increased Cost is attributable to the wilful breach (or grossly negligent failure to comply) by the Lender of (or with) any law or regulation.

12	OTHER INDEMNITIES

12.1	Miscellaneous indemnities

(a)
The Borrower shall indemnify on demand the Lender against any funding or other costs, loss, expense or liability sustained by the Lender (including on its termination of any hedging instrument) as a consequence of:  (a) the occurrence or continuance of any Default or (b) its taking any steps under Clause 13.1 (Mitigation).

(b)	The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by them as a result of:
(i)	its investigating any event which it reasonably believes to be a Default; or
(ii)	acting or relying on any notice which it believes to be genuine, correct and authorised.
(iii)	decline of a Utilisation request.
(iv)	decline of a request to extend the validity of the Credit Facility Loan Agreement cc. Clause 6.2

12.2	Financing Indemnity

The Borrower shall, within 15 Business Days of demand, indemnify the Lender, each of its affiliated entities and each of its directors, officers, employees or agents (each an "Indemnified Party") against any cost, expense, loss or liability (including legal fees) incurred by that Indemnified Party (otherwise than by reason of the gross negligence or wilful misconduct of that Indemnified Party) related to, arising out of or in connection with any actual or potential legal action or proceeding arising out of or in connection with the use of proceeds of any Loan.

13	MITIGATION BY THE LENDER

13.1	Mitigation

The Lender shall (in consultation with the Borrower) take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to any of Clause 7.1 (Illegality) or Clause 10 (Taxes). The Lender is under no obligation to take any steps, if it considers, in its absolute discretion, that to do so might be prejudicial to it. This Clause does not in any way limit the obligations of the Borrower under this Agreement.

13.2	Limitation of liability

The Lender is not obliged to take any steps under Clause 13.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

14	COSTS AND EXPENSES

14.1	Transaction expenses

The Borrower shall reimburse the Lender promptly on demand (on a full indemnity basis and whether or not the Facility is utilised) for all reasonable costs and expenses in any relevant jurisdiction (including legal, valuation, accountancy, and consulting fees and communication and out-of-pocket expenses) and any VAT or similar Tax thereon incurred by the Lender in connection with the negotiation, preparation, printing, execution and syndication of:

-	this Agreement and any other document referred to in this Agreement; and
-	any other Finance Document executed after the date of this Agreement.

14.2	Enforcement Costs

The Borrower shall, within 20 Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal, valuation, accountancy and consulting fees and commission and out-of-pocket expenses) and any VAT thereon incurred by the Lender in connection with the enforcement of, or the preservation of its rights under this Agreement or any of the documents referred to therein in any jurisdiction.

15	GUARANTEE AND INDEMNITY

15.1	Guarantee and indemnity

Save as described in Clause 13.2 (Limitation of Liability), the Borrower irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by the Borrower of all the Borrower's obligations under the Finance Documents;
(b)
indemnifies the Lender immediately on demand against any cost, loss or liability suffered by the Lender if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Lender would otherwise have been entitled to recover.

15.2	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise).

16	REPRESENTATIONS AND WARRANTIES

16.1	Representations and Warranties

The  Borrower for itself and each the Group Companies that on the date of this Agreement and on the dates and to the extent specified in Clause 16.2 (Repetition) that:

(a)
Status: (in case of the Borrower) each Group Company is a US Corporation or a limited liability company duly incorporated, validly existing and registered under the applicable laws in its jurisdiction and has the power and all necessary governmental and other material consents, approvals, licences and authorities in any applicable jurisdiction to own its assets and carry on its business as it is being conducted;

(b)
Powers and authority: it has the power to enter into and perform the Finance Documents and the transaction contemplated hereby and has taken all necessary action to authorize the entry into and performance of the Finance Documents and the transaction contemplated hereby;

(c)
Obligation Binding: the Finance Documents constitute a legal, valid and binding obligation of it enforceable in accordance with its terms. The Finance Documents are in proper form to make it admissible in evidence for bringing an action on the same in such courts. Without limiting the generality of the above, each Security Document to which it is a party to creates the security which the Security Document purports to create and those security interests are valid effective;

(d)
Non-conflict with laws:   The entry into and performance of the Finance Documents and the transactions contemplated hereby do not and will not conflict with (i) any law or regulation or any official or judicial order or treaty in any relevant jurisdiction or (ii) any agreement or document to which the Borrower are party to or which is binding upon or any of its assets, nor result in the creation or imposition of any Encumbrance on any of its assets pursuant to the provisions of any such agreement or document;

(e)	No Default: No Default has occurred which might have a material adverse change on its business or financial condition;

(f)
Consents:  All authorizations, approvals, consents, licenses, exemptions, filings, registrations, notarizations and other matters, official or otherwise, required or advisable in connection with the entry into performance, validity and enforceability of the Finance Documents and the transactions contemplated hereby have been obtained or effected and are in full force and effect;

(g)
No filings required:  It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents that it be filed, recorded or enrolled with any governmental authority or agency in Iceland, USA or Croatia or that any stamp, registration or similar tax be paid on or in relation to this Agreement in Iceland, USA or Croatia;

(h)
Pari Passu Ranking: Under the laws of Iceland in force at the date hereof, the claims of the Lender under this Loan will rank at least pari passu with the claims of all its unsecured creditors to the extend it may not be covered with a security provided herein;

(i)
Full Disclosure: All information supplied by the Borrower in connection with this Loan is true, complete and accurate and it is not aware of any facts or circumstances that have not been disclosed to the Lender and which might, if disclosed, adversely affect the decision of a person considering whether or not to provide finance to the Borrower;

(j)	No Event of Default is Continuing or is reasonably likely to result from the execution of, or the performance of any transaction contemplated by the Finance Documents;

(k)
in respect of those Finance Documents subject to the law in respect of a particular jurisdiction (other than Icelandic law), the choice of that law as the governing law of those Finance Documents will be recognised and enforced in the relevant jurisdiction of those Finance Documents and any judgment obtained in the jurisdiction of such law will be recognised and enforced in the relevant jurisdiction of those Finance Documents;

(l)
notwithstanding the foregoing, in respect of those Finance Documents expressed to be governed by Icelandic law the choice of Icelandic law as the governing law of those Finance Documents will be recognised and enforced in all relevant jurisdictions and any judgment obtained in relation to a Finance Document subject to Icelandic law will be recognised and enforced in all relevant jurisdictions;

16.2	Repetition

On the date on which a Loan is requested, on the Utilisation Date and on the first day of each Interest Period the Borrower shall be deemed to repeat each representation and warranty in Clause 17 and 18 (Information Undertakings and  Negative  undertakings)

17	INFORMATION UNDERTAKINGS

The Borrower shall and shall procure that each other Group Company shall, except with the Lender's prior consent:

(a)
Borrower s information.   The Lender is fully knowledgeable of all current processes at Kali Tuna and is satisfied with the level and quality of information he has been receiving thereof.  He does not request any additional processes to be put in place at Kali Tuna but retains his right to have the same information thereof updated in line with the current schedule.  Other paragraphs of this Clause 17 shall in the case of Kali Tuna be construed in coherence to this acceptance of current procedures.

(b)	General: Furnish the Lender with a copy from time to time with reasonable promptness of such financial and other information as to itself as the Lender may reasonably request.

(c)
Budget: Deliver to the Lender up on request and then not later than 30 days before the start of each financial year of the Lender, an itemized consolidated budget for the Group as a whole for the next financial year in the format approved by the Lender containing:

(i)	capital expenditure;
(ii)	trading and revenue forecast prepared on a month by month basis;
(iii)	proposed disposals where the forecast consideration exceeds on a month by month basis;
(iv)	a statement on revenue and cash flow and a balance sheet as it is forecasted to be at the end of the financial year;
(v)	the principal assumptions underlying the budget; and

such budget to have been approved by the directors of the Borrower, to include for each Month consolidated statements of forecast profit and loss; together with a commentary on the above and to contain such other information as is necessary in the reasonable opinion of the Lender.

(d)	Accounts: Deliver to the Lender up on request

(i)
audited annual accounts within one month of the same being prepared and in any event not later than 90 days after the end of the period to which such statements relate. Such accounts shall provide explanations of any material changes against the budget supplied under clause 20 (b) for that financial year; and

(ii)
management accounts of the Group for each month and cumulative management accounts of the Group for each month from the beginning of each financial year accounts within 14 days after the end of the period to which such statements relate.

(iii)
consolidated quarterly financial statements for the Group for the period ending every three months, within 45 days after the end of the period to which such statements relate, in a form consistent with the management accounts and also to include:

Such accounts shall be prepared in accordance with generally accepted accounting principles in the jurisdiction where the relevant entity is incorporated and be approved by the directors (and the board where relevant) of each Group Company.

(e)
Other information.  Such other information concerning the business or financial condition of the Group (or any part of it), including but not limited to information of any litigation or administrative proceedings current, pending or threatened against any Group Company, any Default, any changes or proposed or possible changes in the markets in which the Group operates which may have material effect on its business.

(f)	"Know your customer" checks : If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or
(iii)
a proposed assignment by the Lender of any of its rights under this Agreement, obliges the Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement.

18	NEGATIVE UNDERTAKINGS

The Borrower shall and the Borrower shall procure that each Group Company shall:

(a)
Authorisations: Promptly obtain, maintain and comply with the terms of any authorization required under any law or regulation to enable it to perform its obligations under, or for the validity, enforceability or admissibility in evidence of the Finance Documents;

(b)	Security:

(i)	take whatever steps and execute whatever documents the Lender may reasonably require in order to give effect to the Security Documents;
(ii)
grant such further security in favour of the Lender as may be required by the Lender at any time, and which the relevant Group Company can legally grant, from time to time and all such further security will secure the obligations of each Group Company under the Finance Documents; and

(iii)
take all actions necessary to, in every sense maintain, preserve, protect and defend the security interest granted under the Security Documents so long as the security is not already being used for some other obligation;

(c)
Ranking of Liabilities: Ensure that its liabilities under the Finance Documents will constitute its direct and unconditional obligations and rank in priority to all its other present and future indebtedness (except for indebtedness ranking equally or entitled to priority by operation of law

(d) Insurance
(i)
Maintain at all times, with insurance companies of good financial standing acceptable to the Lender acting reasonably, such policies of insurance in relation to its business and assets against such risks as are normally insured by prudent companies carrying on similar business and against such other risks as the Lender may from time to time require (including cover for public, product, environmental, terrorism and third party liability), to the full replacement value of such assets for the time being on the basis of a declared value with a reasonable inflation provision;

(ii)
Comply with the terms of all insurance policies, including any stipulations or restrictions as to use or operation of any asset, and for the avoidance of doubt, observe every safety regulation as recorded and set out in the policies and/or schedules relating thereto, and shall not do or permit anything which may make any insurance policy void or voidable;

(iii)
If any default shall at any time be made by any Group Company in effecting or maintaining such insurance or in producing any such evidence to the Lender promptly or depositing any policy with the Lender, the Lender may take out or renew such insurances in such sums as the Lender may think expedient and all money expended by the Lender under this provision shall be recoverable by the Lender under the this Agreement;

(iv)
Procure that the Group Companies shall, if so required by the Lender, use their reasonable endeavours to cause the policies of insurance maintained by them as required by this clause to be forthwith amended to include clauses in form satisfactory to the Lender to ensure that the policies shall not be voidable by the insurers as a result of any misrepresentation, non-disclosure of material facts or breach of warranty provided that in each case there shall have been no fraud or willful deceit on the part of the insured Group Company;

(e)
Maintenance of licences: Protect and maintain (and take no action which could foreseeably imperil the continuation of) the licences and statutory authorisations, consents, approvals, intellectual property, trade names, franchises and contracts (the "Authorisations" ) which are material and necessary for the conduct and continuation of its business substantially as presently conducted and procure that all material conditions attaching to the Authorisations are complied with and that the Group's business is carried on within the terms of the Authorisations;

(f)
Access: On at least two day's notice being given to the Borrower by the Lender (except in the case of emergency), permit representatives of the Lenders or its advisers to have access to and inspect the property, assets, books and records of any Group Company during normal business hours at the risk and the cost of that Group Company;

(g)
Environmental Matters: Comply with all Environmental Laws and obtain, maintain and comply with any Environmental Permit where, in either case, failure to do so is to result in liability and/or costs in excess of two hundred and fifty thousand USD 250,000 or in the closure of any site or suspension of any of its operations or business;

(h)	Compliance with laws: Comply in all respects with all laws and regulations to which it is subject, non-compliance with which would have a Material Adverse Effect;

(i)	Taxes: Pay all Taxes due and payable by it within applicable time limits without incurring penalties;

(j)	Intellectual Property

(i)	preserve and maintain the subsistence and validity of its intellectual property necessary for the business of the relevant Group member;
(ii)	use reasonable endeavours to prevent any infringement in any material respect of its intellectual property;

(iii)	make registrations and pay all registration fees and taxes necessary to maintain its intellectual property in full force and effect and record its interest in that intellectual property;

(iv)
not use or permit its intellectual property to be used in a way or take any step or omit to take any step in respect of that intellectual property which may materially and adversely affect the existence or value of the intellectual property or imperil the right of any member of the group to use such property; and

(v)	not discontinue the use of any of its intellectual property;

where failure to do so is reasonably likely to have a Material Adverse Effect.

(k)	Pensions

(i)
ensure that all pension schemes operated by or maintained for the benefit of the Group Companies and/or its employees are fully funded and that no action or omission is taken by any Group Company in relation to such a pension scheme which has or is reasonably likely to have materially adverse affect.

(ii)	the Parent shall ensure that no Group Company establishes any defined benefit occupational pension scheme.
(iii)
The Parent shall deliver to the Lender at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to a Parent), actuarial reports in relation to all pension scheme mentioned in (a) above;

(l)
Senior Management Service contracts: ensure that the senior management of each Group Company continues to be employed for that Group Company and agreements with such parties are not terminated without the Lender’s consent.

(m)	Default – Litigation: promptly, upon becoming aware of the same, notify the Lender of :

(i)	any Default;
(ii)
any litigation, arbitration or administration proceeding commenced against any member of the Group; which if adversely determined involves a potential liability of any member of the Group exceeding USD [50,000] (fifty thousand US dollars;

(iii)	any Encumbrance attaching to any of the assets of any member of the Group, which has not been declared in budget or by other means;

(n)
Status: remain US corporations or limited liability corporations, duly incorporated and validly existing under the laws of its jurisdiction of incorporation and to maintain its power to sue, to own its assets and carry on its business as it is being conducted;

(o)	Material Contracts: comply at all times with all Material Contracts;

(p)	Preservation of assets: maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business;

(q)
No discontiniouation of current processes:  The Borrower accepts to maintain all current processes at Kali Tuna in regard of Budgeting, financial planning and preparation and delivery of any information on the finances or the operation of the Company.

19	EVENTS OF DEFAULT

19.1	Events of default

Each of the events set out below is an Event of Default, whether or not caused by any reason whatsoever outside the control of the Borrower or of any other person or legal entity, as long as the Lender is not causing the default of the Borrower:

(a)
Non- payment: Failure by a Borrower to pay promptly and for value on the due date any sum whatsoever due for payment by a Borrower to the Lender under the Finance Documents provided the failure shall only constitute an Event of Default if such failure to pay continue unremedied for 3 (three) Business Days after a notice thereof has been given by the Lender to a Borrower; or

(b)
Breach of certain obligations:   If the Borrower fails to comply with any of its obligations according to the Finance Documents and such breach if capable of remedy continues unremedied for 5 (five) Business Days after receipt of a notice thereof from the Lender; or

(c)
Cross default:   failure by any Group Company to make payment when due of any obligation (other than in respect of the Finance Documents) exceeding USD 500,000 (five hundred thousand US dollars) (or its equivalence in other currencies); or default by any Group Company, in the performance of any agreement under which any such obligation is created if the effect of such default is to cause such obligation to become due, or to permit the holder or holders of such obligation to declare such obligation due prior to its normal maturity; or

(d)
Cessation:   the cessation by the Borrower of its operations or the sale or other disposition of all or a substantial portion of its assets, or a decision by the Borrower to cease its operations or to sell or otherwise dispose of all or a substantial portion of its assets; or

(e)
Unlawfulness:   at any time it is unlawful for an Obligor to perform any of its obligations under any Finance Document or Transaction Document or if any Security Document is not or ceases to be legal, valid and binding on any Group Company or does not create the security it purports to create or becomes unenforceable;

(f)
Legal process: any judgment or order made against a Group Company is not stayed or complied with within fourteen days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or against, any of the undertakings, assets, rights or revenues of a Group Company and is not discharged within fourteen days, unless in each case the same is being contested in good faith by appropriate proceedings; or

(g)
Insolvency; compositions:   any Group Company stops or suspends payment of any of its indebtedness or is unable or admits inability to pay any of its indebtedness as it falls due or commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors or proceedings are commenced in relation to any Group Company under any law, regulation or procedure relating to reconstruction or readjustment of its indebtedness so long as such insolvency is not caused by Lender’s inability to fund under this agreement; or

(h)
Bankruptcy or insolvency proceedings:  any Group Company takes any action or any legal proceedings are started or other steps taken for (i) any Group Company to be adjudicated or found bankrupt or insolvent, (ii) the winding-up or dissolution of any Group Company or (iii) the appointment of a liquidator, administrator, trustee, receiver or similar officer of any Group Company or the whole or any part of their respective undertaking, assets, rights or revenues; or

(i)
Change of ownership or control of Borrower or any Group Company: if any person or group of persons acting in concert gains control of the Borrower or any Group Company (for the purposes hereof "control" shall have the same meaning as in clause 7.2.(b); or

(j)
Material adverse change:  any event or series of events occurs which, in the reasonable opinion of the Lender, might have a material adverse effect on the condition, operations, assets, liabilities and prospects of a Borrower or a Group Company or on the ability of a Borrower or a Group Company to comply with its obligations under the Financial Documents.

(k)	Analogous Effect: Any event occurs which, under the law of any relevant jurisdiction, has an analogous or equivalent effect to any of the events mentioned in this clause19.1.

(l)	Audit qualification: The auditors of any Group Company qualify their report to any audited accounts of the relevant Group Company;

(m)
Rescission: (i) any party to the Transaction Documents rescinds or purports to rescind all or part of that document where to do so would, in the Lender's opinion, have a Material Adverse Effect; or (ii) any liquidator or other person takes action to reverse or overturn the effect of a Transaction Document and the Lender is advised that such action has a material prospect of success and in the Lender's opinion such action would have a Material Adverse Effect;

(n)
Litigation: Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or transaction contemplated in the Transaction Documents or against any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect;

(o)
Fishing Licences: if at any time it is foreseeable that a fishing license of a Fishing Vessel is withdrawn by the appropriate Croatian authorities or if at any time a Fishing Vessel looses its fishing license or it becomes illegal for a Fishing Vessel to fish in accordance with Croatian laws.

19.2	Acceleration

On and at any time after the occurrence of an Event of Default which is Continuing the Lender may by notice to the Borrower and/or the Guarantors:

(a)	declare any unborrowed amount to be cancelled after which the Facility shall be reduced to zero; and/or
(b)
declare the Loans to be immediately due and payable together with all interest, fees and other amounts payable under this Agreement after which such sums shall become due without further demand or other notice of any kind, all of which are expressly waived by the Borrowers; and/or

(c)	exercise and/or enforce all or any of its rights under and pursuant to the Security Documents in such manner as it sees fit.

20	ASSIGNMENTS AND SUBSTITUTION

20.1	Successors

This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective permitted successors and assigns.

20.2	Assignments by the Borrower

The Borrowers may not assign or transfer all or any part of its rights or obligations hereunder without the prior written consent of the Lender.

20.3	Assignments by the Lender

The Lender may at any time assign or otherwise transfer or novate all or any part of its rights or obligations hereunder and provided that any transferee shall have confirmed to the Borrower prior to the transfer taking effect, that it undertakes to be bound by the terms of this Agreement as the Lender in form and substance satisfactory to the Borrower. On the transfer being made, the Lender shall be relieved of its obligations to the extent of the transfer of such obligations.

20.4	Sub-participations

Nothing in this Agreement restricts the ability of the Lender to sub-participate or sub-contract all or part of its rights and obligations if the Lender remains liable under this Agreement for any such obligation.

21	CHANGES TO THE BORROWER

21.1	Assignments and transfers by Borrower

No Obligor may assign any of its rights or transfer any of its rights or obligations under this Agreement.

22	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

23	PAYMENT MECHANICS

23.1	Partial payments

If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable under this Agreement, the Lender shall apply that payment towards the obligations of that Borrower under this Agreement in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender;
(b)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;
(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement.

23.2	No set-off by Borrower

All payments to be made by the Borrower under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

23.3	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

23.4	Currency of account

(a)	Subject to sub-clauses (b) and (c) below, USD is the currency of account and payment for any sum due from the Borrrower under this Agreement.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

24	SET-OFF

(a)
The Lender may set off any matured or contingent obligation owed to it by the Borrower under this Agreement against any matured or contingent obligation owed by the Lender to that Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.  No security interest is created by this Clause.

25	NOTICES

25.1	Communications in writing

Any communication to be made under or in connection with this Agreement by an Obligor shall be made in writing and, unless otherwise stated, may be made by facsimile or letter.

25.2	Addresses

The address and facsimile number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)	in the case of the Borrowers, that identified with its name below;
(b)	in the case of any other Obligor, that notified in writing to the Lender; and
(c)	in the case of the Lender, that identified with its name below, or any substitute address, facsimile number, or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days' notice.

Borrower:	Lender:
Umami Sustainable Seafood Inc.	Atlantis Group hf.
405 Lexington Ave, Suite 2640	Attn: Óli Valur Steindórsson
New York, NY 10174	Storhofda 15
110 Reykjavik
Iceland

25.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:
(i)	if by way of facsimile, at the time the facsimile transmission report (or other appropriate evidence) confirming transmission is received by the sender; or
(ii)
if by way of letter, when it has been left at the relevant address or, if posted, at noon on the second Business Day (in the case of an inland address) or the fifth Business Day (in the case of an overseas address) following the day of posting, and, if a particular department or officer is specified as part of its address details provided under Clause 25.2( Addresses ), if addressed to that department or officer.

In proving service it shall be sufficient to prove that personal delivery was made, or that the envelope containing the communication was correctly addressed and posted or that a facsimile transmission report (or other appropriate evidence) was obtained.

(b)
Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).

26	CALCULATIONS AND CERTIFICATES

26.1	Accounts

The accounts maintained by the Lender in connection with this Agreement shall, in the absence of manifest error, be conclusive evidence of the matters to which they relate.

26.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.3	Day count convention

Interest shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 360 day year in respect of all fees and interest due in USD. In determining the number of days in a period, the first day shall be included but not the last.

27	PARTIAL INVALIDITY

If any provision of this Agreement is illegal, invalid or unenforceable, the other provisions and the remainder of the affected provision shall continue to be valid.

28	REMEDIES AND WAIVERS

No failure to exercise and no delay in exercising any right, remedy, power or privilege of the Lender under this Agreement and no course of dealing between the Parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

28.1	Amendments and waivers

Any term of the this Agreement may be amended or waived only with the consent of the Lender and the Borrowers and any such amendment or waiver will be binding on all Parties.

29	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

30	GOVERNING LAW

This Agreement is governed by Icelandic law.

31	ENFORCEMENT

31.1	Jurisdiction

Each of the Parties irrevocably agrees for the benefit of the Lender that the courts of Iceland shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts. The Borrower hereby irrevocably and unconditionally:

(a)
waives any objection it may have to the laying of venue of any such proceedings in any of the said courts and any claim it may have that any such proceedings have been brought in an inconvenient forum or are being brought before another court;

(b)
consents to the service of process out of any of the said courts in any such proceedings by the airmailing of copies, postage prepaid, to the Borrower at its said address such service to be effective on the receipt at that address;

(c)	agrees that nothing herein shall affect the right to serve process in any other manner permitted by law, or to bring proceedings before any other courts of competent jurisdiction;

(a)
agrees that the submission to the jurisdiction of the courts referred to above shall not (and shall not be construed so as to) limit the right of the Lender to take proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

IN WITNESS OF THE ABOVE, the representatives of the Parties have signed this Agreement in the presence of witnesses.

Done in Reykjavik on the September 23, 2010 effective as of June 30, 2010

AS WITNESS the hands of the parties the day and year first above written.

THE BORROWER

Umami Sustainable Seafood Inc.
Address:
405 Lexington Ave, Suite 2640
New York, NY 10174
Fax number:  917-368-8005
Attention: Dan Zang
By: Dan Zang

/s/ Dan Zang

THE LENDER

Atlantis Group  HF..

Address:
Storhofdi 15
110 Reykjavik
Fax no.  +354 515 7309
Attention: Mr. Maron Kristofersson
By Maron Kristofersson

/s/ Maron Kristofersson

SCHEDULE 1

DEBT ASSUMPTION AGREEMENT

This DEBT ASSUMPTION AGREEMENT  (this “Agreement”) made as of the last date set forth on the signature page hereof”) in the year 2010 by and between:

(1)	Atlantis Group Ltd, an Icelandic Corporation with its principal place of business at Storhofda 15, 110, Reykjavík, Iceland, CPR nr. 700805-1580 (“the Lender”) and

(2)	Umami Sustainable Seafood Inc ., a Nevada corporation having its offices at 405 Lexington Ave, Suite 2640, New York, NY 10174 (“the Debtor”)

The Lender and  the Debtor are hereinafter referred to collectively as the “Parties” and individually as a “Party”.

WITNESSETH:

WHEREAS,  the Lender is holding controlling interests in the Debtor; and

WHEREAS the Debtor has identified the Mexican Tuna fishing and farming company Baja Acqua Farms S.A. de C.V. as a target for acquisition (the “Target”) ; and

WHEREAS the Lender has provided the Target with loans during the period of April 2010 to August 2010 in the aggregated amount of USD $5,100,000.

WHEREAS the Debtor wishes to assume this loan and to enter assume the rights of the Lender to purchase 1/3 of the share capital of the Target for purchase price of USD eight million together with the right pursuant a Call Option Agreement to purchase the bulk of remaining shares in the Target; and

WHEREAS the Lender is willing to facilitate those transactions in order to grant the Debtor a clear right to purchase the Target in exchange for a debt assumption of the said claim against the Target.

NOW, THEREFORE, in consideration of the premises and the mutual representations and covenants hereinafter set forth, the parties hereto do hereby agree as follows:

I.	Debt assumption –

1.           The Parties herby Agree that the Debtor, Umami Sustainable Seafood Inc ., is herby assuming the payment obligation of Baja Acqua Farms S.A. de C.V towards the Lender in the amount of $5,100,000 USD and acquires at the same time all the right attached to the claim against the Target.

The Debtor shall be held fully liable for the repayment of this amount, regardless that the Lender does hold the Target jointly liable for the repayment until he claim is fully paid.

II	Remuniation - repayment

2. The Parties agree that the Debtor is assuming the said debt and is hereby having the corresponding claim assigned and transferred to him in exchange for a Request for utilisation of the Credit Facility extended to him according to the Agreement thereof by the Lender in the corresponding Amount of $5,100,000 USD.

The Lender is hereby granting this request  and  the Loan of the same amount is defined as Term B Loan Facility as referred to in Art. 2 (b) of the Loan Agreement.

IV.	REPRESENTATIONS BY the Debtor, here referred to as the “company”

The Debtor hereby represents and warrants to the Lender that:

4.1           The Debtor is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full corporate power and authority to conduct its business.  The Company is not in violation of any of the provisions of its Articles of Incorporation, by-laws or other organizational or charter documents including, but not limited to, all documents setting forth and/or establishing the terms, rights, conditions and/or limitations of any of the Company’s stock (the “Internal Documents”).  The Debtor is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

4.2           The Debtor has all corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  All corporate action on the part of the Company and its directors necessary for the authorization execution, delivery and performance of this Agreement by the Company documents and the performance of the Company’s obligations hereunder has been taken.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

V.	MISCELLANEOUS

5.1  Any notice or communication made in relation to this Agreement or any document sent in relation to this Agreement or the performance thereunder shall be in writing in the English language and shall be deemed given when (i) personally delivered or sent by a reputable courier service, (ii) sent by registered mail, postage prepaid, and received, or (iii) transmitted by facsimile transmission, in any case addressed to the Party to whom it is to be given at the following address or at such other address as the Party to whom such notice is to be given shall have last notified the other Party in accordance with the provisions of this Article:

THE BORROWER

Umami Sustainable Seafood Inc.
Address:
405 Lexington Ave, Suite 2640
New York, NY 10174
Fax number:  917-368-8005
Attention: Dan Zang
By: Dan Zang

THE LENDER

Atlantis Group  HF..

Address:
Storhofdi 15
110 Reykjavik
Fax no.  +354 515 7309
Attention: Mr. Oli Valur Steindorsson
By Oli Valur Steindorsson

5.2       All of the representations and warranties contained in this Subscription Agreement shall survive execution and delivery of this Subscription Agreement and the undersigned’s investment in the Company.

5.3       The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

5.4       This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

5.5       Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement.

5.6.      This Agreement  shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the Republic of Iceland,   without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the Republic of Iceland.
Any dispute which is not settled between the parties shall be subject to the ruling of the District Court of Reykjavik, Iceland

5.7.      This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement, and supersedes all prior discussions, agreements and understandings between the Parties with respect to such subject. There are no unwritten oral agreements between the Parties. No amendment or modification of this Agreement shall be binding on the Parties unless made in writing expressly referring to this Agreement and signed by an authorized representative of each.

5.8 This Agreement takes effects and enters into force when signed by duly registered representatives and stamped by dully registered company stamp of each party.
(Signature Pages to Follow)

IN WITNESS WHEREOF , the undersigned have executed this Debt Assumption Agreement on September 22, 2010 effective as of  July 1, 2010.

Umami Sustainable Seafood Inc.

By:	/s/ Daniel Zang

Atlantis Group Ltd

By:	/s/ Maron Kristofersson

Thorarinn V. Thorarinsson
Attorney-of-fact
/s/ Thorarinn Thorarinsson

SCHEDULE 2

UTILISATION REQUEST

From: [Borrower]
To: [Lender]
Dated:

Dear Sirs

 USD [ ● ]   Facility Agreement
dated [      ] (the "Agreement")

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:
Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	USD:
Amount:	[ ] or, if less, the Available Facility

3	We confirm that each condition specified in Clause 4.2 ( Further conditions precedent ) is satisfied on the date of this Utilisation Request.
4	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for Umami Sustainable Seafood Inc.

SCHEDULE 3

FORM OF NOTE

Note issued to Atlantis Group hf as Lender as defined in the Facility Agreement referred to below:

Terms defined in the Facility Agreement dated [#] 2010(as amended and restated from time to time) and made between Umami Sustainable Seafood Inc ., (as Borrower), Atlantis Group hf (as Lender) (the "Facility Agreement") have the same meaning in this debenture unless otherwise defined in the debenture.

Umami Sustainable Seafood Inc., a Nevada corporation having its offices at 405 Lexington Ave, Suite 2640, New York, NY 10174 (acknowledges from time to time that:

1	it is indebted to each Lender for such amounts in respect of principal due to it from time to time in accordance with the Facility Agreement;

2
amounts outstanding are payable in accordance with the Facility Agreement and bear interest under the debenture (including default interest under clause [8.3] of the Facility Agreement) at the rate, and are payable as, set out in the Facility Agreement, the provisions of which to the extent necessary, are taken to be incorporated by reference in this debenture;

3	all payments under this debenture must be made at the time and place and in the amount, currency and manner provided in the Facility Agreement; and

4	this Note is a Finance Document and may not be amended or varied without the consent of the Lender.

5	this Note shall be governed by Icelandic law.

Dated [***]

SIGNED BY

For and on behalf of Umami Sustainable Seafood Inc .,

………………………………..

Signature

………………………………..

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